Exhibit 4.3

FIRST AMENDMENT

TO

WESTERN DIGITAL CORPORATION 401(K) PLAN

The Western Digital Corporation 401(k) Plan, originally effective as of October 1, 1984, as presently maintained under an amendment and restatement made effective as of January 1, 2016, is hereby amended effective as of May 5, 2016, in the following respects:

FIRST CHANGE

Section 15.4b.iv.A of the Adoption Agreement is amended to update the Contributions excluded from Match as follows:

iv.	☒	Contributions that exceed the following:

	A.	☒	6% of Compensation (if Plan is intended to satisfy ACP testing using the safe harbor, contributions matched must not exceed 6% of Compensation)

SECOND CHANGE

Sections 21.1b.i and 21.1b.iii of the Adoption Agreement are amended to update the vesting schedule for Regular Matching Contributions and True-Up Matching Contributions from a 5-year graded schedule to a 2-year graded vesting schedule as follows:

b.	☒	The vesting schedules specified below apply to all eligible Participants

Fill in the letter of the vesting schedule that applies to the respective contribution from the available schedules listed below:

	i.	Regular Matching Contributions schedule: H1

	ii.	Additional Discretionary Matching Contributions schedule:

	iii.	True-Up Matching Contributions schedule: H3

H1 other graded schedule for Regular Match		H3 other graded schedule for True-Up Match
<1	0%	<1	0%
1	50%	1	50%
2	100%	2	100%
3	100%	3	100%
4	100%	4	100%
5	100%	5	100%
6+	100%	6+	100%

THIRD CHANGE

Section 21.4 of the Adoption Agreement is amended to update the vesting service crediting method from the Hours of Service method to the Elapsed time method as follows:

21.4	SPECIAL VESTING SERVICE CREDITING PROVISIONS

a.	☒	Elapsed time method

	i.	One year of Vesting Service is credited for each full year of service and aggregate partial years treating 365 days of service as one year

b.	☐	Hours of Service method

	i.	Hours required in a vesting computation period to be credited with one year of Vesting Service:

		A.	☐	1,000 hours

		B.	☐	Less than 1,000 Hours of Service: (< 1,000)

	ii.	Vesting computation period:

		A.	☐	Plan Year

		B.	☐	Calendar year

		C.	☐	Anniversaries of Employment Commencement Date

c.	☐	A Participant who becomes Disabled while absent from employment because of qualified military service is credited with Vesting Service as if he returned to employment immediately prior to his Disability date.

FOURTH CHANGE

Section A.1b of Addendum A – Automatic Contribution Arrangement – to the Adoption Agreement is amended to update the amount automatically withheld from 5% to 6% as follows:

b.	Amount automatically withheld is 6% of Compensation (must be whole number)

FIFTH CHANGE

Section 14.1e.i and Sections A.1a.i.C and A.1a.ii of Addendum A – Automatic Contribution Arrangement – to the Adoption Agreement are amended to increase all Participants currently deferring less than 6% to 6% as follows:

Section 14.1e.i:

i.	☒	The Automatic Contribution Arrangement (“ACA”) is not a QACA or an EACA. The ACA is effective May 5, 2016 (may not be earlier than the date the Employer adopts the ACA)

Section A.1:

a.	Employees subject to the ACA:

	i.	Except as selected in iii below, 401(k) Contributions will automatically be withheld for:

		A.	☐	All Eligible Employees (This is a new CODA and no Employees eligible for the ACA have a prior affirmative election in place)

		B.	☐	Subject to any election in 1. below, only individuals first hired as Covered Employees on or after:

			1.	☐ ACA also applies to former Employees who terminated employment with the Employers and all Related Employers and are re-hired as Covered Employees on or after the date above, without regard to their original hire date. (Former Covered Employees who transfer back to covered employment are not covered by the ACA.)

		C.	☒	Subject to any election in 1. below, only Employees who first become eligible to make 401(k) Contributions on or after: May 5, 2016

		1.	☒ ACA also applies to former Employees who terminated employment with the Employers and all Related Employers and are re-hired as Covered Employees on or after the date above, without regard to their original eligibility date. (Former Covered Employees who transfer back to covered employment are not covered by the ACA.

ii.	☒	In addition to the Employees selected in B or C above, 401(k) Contributions will be withheld for Eligible Employees hired or participating before the applicable date as follows:

	A.	☐	Eligible Employees who are not making 401(k) Contributions at all

	B.	☒	Eligible Employees who are making 401(k) Contributions at a rate less than the automatic contribution amount applicable to new Participants

SIXTH CHANGE

Section 7.3 of the Adoption Agreement is checked and Addendum D – Grandfathered Provisions – is added to the Adoption Agreement to indicate that Matching Contributions for Participants terminated as of May 5, 2016 remain subject to the 5 year graded vesting schedule as follows:

7.3	☒ GRANDFATHERED VESTING SCHEDULES. (provisions are found in the applicable Addendum)

ADDENDUM D

GRANDFATHERED PROVISIONS

D.1	OTHER GRANDFATHERED VESTING SCHEDULE

a.

The prior vesting schedule(s) specified below shall apply to the contributions specified below with respect to the Participants described below: Matching Contributions for Participants terminated as of May 5, 2016 are subject to the following vesting schedule:

Year 1 - 20%

Year 2 - 40%

Year 3 - 60%

Year 4 - 80%

Year 5 - 100%

FINAL CHANGE

Section B.1.a, Item 1 of Addendum B – Superseding Plan Provisions – is amended in its entirety as follows:

Item 1: Employer Matching Contributions (Section 15)

As of the last day of a Contribution Period, the Employer shall allocate a Non-Safe Harbor Matching Contribution on behalf of each “Benefiting Participant” who is an Eligible Employee of such Employer. A Non-Safe Harbor Matching Contribution on behalf of a Benefiting Participant shall be in an amount equal to fifty percent (50%) of the Benefiting Participant’s Elective Deferrals for the Contribution Period which do not exceed six percent (6%) of the Benefiting Participant’s Compensation for the Contribution Period, provided, however, that each Benefiting Participant shall receive a “Minimum Annual Non-Safe Harbor Matching Contribution” equal to 50% of the first $4,000 of the Benefiting Participant’s Elective Deferrals for the Plan Year.

For the 2016 Contribution Period only, the Non-Safe Harbor Matching Contribution on behalf of a Benefiting Participant shall be in an amount equal to fifty percent (50%) of the Benefiting Participant’s Elective Deferrals made for the Contribution Period with respect to Compensation that is paid during the Contribution Period on or after May 20, 2016, which do not exceed six percent (6%) of such Benefiting Participant’s Compensation; and fifty percent (50%) of the Benefiting Participant’s Elective Deferrals made for the Contribution Period with respect to Compensation that is paid during the Contribution Period prior to May 20, 2016, which do not exceed five percent (5%) of such Benefiting Participant’s Compensation; provided, however, that each Benefiting Participant shall receive a “Minimum Annual Non-Safe Harbor Matching Contribution” equal to 50% of the first $4,000 of the Benefiting Participant’s Elective Deferrals for the Plan Year, in each case, to be applied consistently with the applicable formula set forth in this paragraph.

Any contribution necessary to provide a Benefiting Participant with the Minimum Annual Non-Safe Harbor Matching Contribution shall be treated as a Non-Safe Harbor Matching Contribution for all purposes under this Plan. For avoidance of doubt, any Participant who is a Benefiting Participant for a Non-Safe Harbor Matching Contribution with respect to any Contribution Period in a Plan Year shall be a Benefiting Participant for purposes of the Minimum Annual Non-Safe Harbor Matching Contribution, if applicable to such Benefiting Participant, for such Plan Year.

EXECUTED AT                                         ,                     , this 5th day of December, 2016.

Western Digital Corporation

By:	/s/ Jacqueline DeMaria
Title:	EVP and Chief Human Resources Officer

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